As filed with the Securities and Exchange Commission on December 19, 1996.

Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C.  20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ASECO CORPORATION
(Exact name of registrant as specified in its charter)

04-2816806
(I.R.S. Employer Identification No.)

Delaware
(State or other jurisdiction of incorporation or organization)

500 Donald Lynch Boulevard, Marlboro, MA   01752
(Address of principal executive offices)  (Zip Code)

1986 Incentive Stock Option Plan
1993 Employee Stock Purchase Plan
1993 Non-Employee Director Stock Option Plan
1993 Omnibus Stock Plan
(Full title of plans)

Carl S. Archer, Jr., President and Chief Executive Officer
Aseco Corporation, 500 Donald Lynch Boulevard, Marlboro, MA 01752
(Name and address of agent for service)

(508) 481-8896
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered...........Common Stock, $.01 par value
Amount to be registered (1)....................400,000 shares
Proposed maximum offering
     price per share (2).......................$ 9.625
Proposed maximum aggregate
     offering price (2)........................$ 3,850,000.00
Amount of registration fee.....................$ 1,166.67

(1) Plus such additional number of shares as may be required pursuant to the plans in the event of a stock dividend, split-up of shares, recapitalization or other similar change in the Common
Stock.

(2) Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(h)(1), on the basis of the average of the high and low sale prices of the Common
Stock as reported on the Nasdaq National Market System on December 16, 1996.

EXPLANATORY NOTE

This Registration Statement has been prepared in accordance with the requirements of Form S-8 and relates to 400,000 shares of Common Stock, $.01 par value, of Aseco Corporation (the "Company") which represents the aggregate increase in the number of shares issuable under the Company's
1993 Omnibus Stock Plan and 1993 Non-Employee Director Stock
Option Plan approved by the Board of Directors of the Company on May 13, 1996 and subsequently approved by stockholders of the Company on August 8, 1996. The Company previously filed with the
Securities and Exchange Commission on July 20, 1993, a
Registration Statement on Form S-8 (File No. 33-66250), covering an aggregate of 751,661 shares of the Company's Common Stock, including 200,000 shares then reserved for issuance under the Company's 1993 Omnibus Stock Plan and 35,000 shares then reserved for issuance under the Company's 1993 Non-Employee Director Stock
Option Plan; on February 1, 1995, a Registration Statement on
Form S-8 (File No. 33-89036), covering an additional 200,000 shares then reserved for issuance under the Company's 1993
Omnibus Stock Plan; and on December 14, 1995, a Registration
Statement on Form S-8 (File No. 33-80425), covering an aggregate of 560,000 shares of the Company's Common Stock, including
530,000 additional shares then reserved for issuance under the Company's 1993 Omnibus Stock Plan and 30,000 additional shares then reserved for issuance under the Company's 1993 Non-Employee
Director Stock Option Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

     The following documents are hereby incorporated by reference in this Registration Statement:

     (a) The Company's 1996 Annual Report to Stockholders filed with the Securities and Exchange Commission (the "Commission") on
June 28, 1996, containing the Company's audited financial statements for its fiscal year ending March 31, 1996;

     (b) The Company's Quarterly Reports on Form 10-Q for the three month periods ended June 30, 1996 and September 30, 1996, filed with the Commission; and

     (c)  The description of the Company's Common Stock contained in
(i) the Company's registration statement on Form 8-A filed with the Commission on February 26, 1993 and (ii) the Company's registration statements on Form 8-A and Form 8-A/A filed with the Commission on August 26, 1996 and August 28, 1996, respectively.

     In addition, all documents filed by the Company after the initial filing date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and prior to the filing of a post-effective amendment which indicates that all shares registered hereunder have been sold or which de-registers all shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities

     Not applicable.

Item 5.   Interests of Named Experts and Counsel

     Not applicable.

Item 6.   Indemnification of Officers and Directors

     Section 145 of the General Corporation Law of the State of Delaware provided that a corporation may indemnify a director, officer, employee or agent against expenses (including attorneys' fee), judgments, fines and for amounts paid in settlement in respect of or unsuccessful defense of any action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

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

     Article Ninth of the Company's Third Restated Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for breach of the director's duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. Article Ninth further provides that a director's personal liability shall be eliminated or limited in the future to the fullest extent permitted from time to time by the Delaware General Corporation Law.

     Article Tenth of the Company's Third Restated Certificate of Incorporation provides that the Company shall, to the fullest extent permitted from time to time under the Delaware General Corporation Law, indemnify each of its directors and officers against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in respect of any action, suit or proceeding in which such director or officer may be involved or with which he may be threatened, while in office or thereafter, by reason of his or her actions or omissions in connection with services to the Company, such indemnification to include prompt payment of expenses in advance of the final disposition of any such action, suit or proceeding.

Item 7.   Exemption from Registration Claimed

     Not applicable.

Item 8.   Exhibits.

     4.1  Third Restated Certificate of Incorporation of the
Company (incorporated by reference from the Company's
Registration Statement on Form S-1 (SEC File No. 33-57644) initially filed on January 29, 1993).

     4.2  Amended and Restated By-Laws of the Company.

     4.3 Rights Agreement, dated as of August 15, 1996, between the Company and State Street Bank and Trust Company, as Rights
Agent, with exhibits (incorporated by reference from the Company's Registration Statement on Form
8-A filed on August 26, 1996).

     5.1 Opinion of Choate, Hall & Stewart as to the legality of the shares being registered.

     10.1 The Company's 1993 Omnibus Stock Plan (as amended and restated effective as of June 14, 1996).

     10.2 The Company's 1993 Non-Employee Director Stock Option
Plan (as amended and restated effective as of May 13, 1996).

     23.1 Consent of Ernst & Young LLP.

     23.2 Consent of Choate, Hall & Stewart (included in Exhibit 5.1).

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

     24.1 Power of Attorney (included in page II-5).

Item 9.   Undertakings

     (a) The Company hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) that, for the purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provision, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such securities being registered, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Marlboro, The Commonwealth of Massachusetts on December 19, 1996.

Aseco Corporation
(Issuer and Employer)



By: /s/ Carl S. Archer, Jr.
--------------------------
Carl S. Archer, Jr.,
President and Chief
Executive Officer


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

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Carl S. Archer, Jr., Sebastian J. Sicari and Robert V. Jahrling, jointly and severally, his true and lawful attorneys-in-fact and agents with full powers of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below on December 19, 1996 by the following persons in the capacities indicated.

Name                Capacity


 /s/ Carl S. Archer, Jr.      President, Chief Executive Officer
-----------------------       and Director (Principal Executive Officer)
Carl S. Archer, Jr.

 /s/ Sebastian J. Sicari      Vice President, Finance and Administration,
------------------------      Chief Financial Officer and Treasurer (Principal
Sebastian J. Sicari           Financial and Accounting Officer)and Director)

 /s/ Sheldon Buckler          Director
------------------------
Sheldon Buckler

 /s/ Sheldon Weinig           Director
------------------------
Sheldon Weinig

 /s/ Gerald L. Wilson         Director
------------------------
Gerald L. Wilson


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
INDEX TO EXHIBITS

Exhibit Number

4.1  Third Restated Certificate of Incorporation of the Company
(incorporated by reference from the Company's Registration
Statement on Form S-1 (SEC File No. 33-57644) initially filed on
January 29, 1993).

4.2  Amended and Restated By-Laws of the Company.

4.3 Rights Agreement, dated as of August 15, 1996, between the Company and State Street Bank and Trust Company, as Rights Agent, with exhibits (incorporated by reference from the Company's Registration Statement on Form 8-A filed on August 26, 1996).

5.1  Opinion of Choate, Hall & Stewart.

10.1 The Company's 1993 Omnibus Stock Plan (as amended and restated effective as of June 14, 1996).

10.2 The Company's 1993 Non-Employee Director Stock Option Plan
     (as amended and restated effective as of May 13, 1996).

23.1 Consent of Ernst & Young LLP.

23.2 Consent of Choate, Hall & Stewart (included in Exhibit 5.1).

24.1 Power of Attorney (included in page II-5).











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